Exhibit 9(a)5
                                AGENCY AGREEMENT
                                (Corporate Form)

         AGREEMENT dated the 16th day of April, 1998, by and between Scudder Global Fund, Inc., a Maryland corporation (the "Company") on behalf of Global Discovery Fund, a series of the Company (the "Fund"), and KEMPER SERVICE COMPANY, a Delaware corporation ("Service Company").

         WHEREAS, Company wants to appoint Service Company as Transfer Agent and Dividend Disbursing Agent, on behalf of Class A shares, Class B shares and Class C shares of the Fund, and Service Company wants to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Documents to be Filed with Appointment.

                  In connection with the appointment of Service Company as Transfer Agent and Dividend Disbursing Agent for Fund, there will be filed with Service Company the following documents:

                  A. A certified copy of the resolutions of the Board of Directors of the Company appointing Service Company as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to give written instructions and requests on behalf of the Fund.

                  B. A certified copy of the Charter of the Company and any amendments thereto.

                  C.       A certified copy of the Bylaws of the Company.

                  D. Copies of Registration Statements filed with the Securities and Exchange Commission.

                  E. Specimens of all forms of outstanding share certificates for the Fund as approved by the Board of Directors of the Company, with a certificate of the Secretary of the Company as to such approval.

                  F. Specimens of the signatures of the officers of the Company authorized to sign share certificates and individuals authorized to sign written instructions and requests on behalf of the Fund.

                  G.       An opinion of counsel for the Company:

                           (1) With respect to Company's organization and existence under the laws of the State of Maryland.

                           (2) With respect to the status of all shares of Fund covered by this appointment under the Securities Act of 1933, and any other applicable federal or state statute.

                           (3) To the effect that all issued Fund shares of the Fund are, and all unissued shares of the Fund will be when issued, validly issued, fully paid and non-assessable.

         2. Certain Representations and Warranties of Service Company. Service Company represents and warrants to the Company that:

                  A. It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

                  B. It is duly qualified to carry on its business in the State of Missouri.

                  C. It is empowered under applicable laws and by its Certificate of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

                  D. All requisite corporate action has been taken to authorize it to enter into and perform this Agreement.

                  E. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                  F. It is, and will continue to be, registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

         3. Certain Representations and Warranties of the Company. The Company represents and warrants to Service Company that:

                  A. It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

                  B. It is an investment company registered under the Investment Company Act of 1940, as amended.

                  C. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of the Fund being offered for sale at any time and from time to time.

                  D. All requisite steps have been or will be taken to register the Fund's shares for sale in all applicable states, including the District of Columbia.

                  E. The Company and its Directors are empowered under applicable laws and by the Company's Charter and Bylaws to enter into and perform this Agreement.

         4.       Scope of Appointment.

                  A. Subject to the conditions set forth in this Agreement, the Company, on behalf of the Fund, hereby employs and appoints Service Company as Transfer Agent and Dividend Disbursing Agent of the Fund effective the date hereof.

                  B. Service Company hereby accepts such employment and appointment and agrees that it will act as the Fund's Transfer Agent and Dividend Disbursing Agent. Service Company agrees that it will also act as agent in connection with the Fund's periodic withdrawal payment accounts and other open-account or similar plans for stockholders, if any.

                  C. Service Company agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

                  D. The Company, on behalf of the Fund, agrees to use all reasonable efforts to deliver to Service Company in Kansas City, Missouri, as soon as they are available, all its Fund stockholder account records.

                  E. Subject to the provisions of Sections 20 and 21 hereof, Service Company agrees that it will perform all the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent and as agent for the various stockholder accounts, including, without limitation, the following: issuing, transferring and canceling share certificates, maintaining all stockholder accounts, preparing stockholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing stockholder reports and prospectuses, withholding federal income taxes, preparing and mailing checks for disbursement of income and capital gains dividends, preparing and filing all required U.S. Treasury Department information returns for all stockholders, preparing and mailing confirmation forms to stockholders and dealers with respect to all purchases and liquidations of the Fund shares and other transactions in stockholder accounts for which confirmations are required, recording reinvestments of dividends and distributions in the Fund shares, recording redemptions of the Fund shares and preparing and mailing checks for payments upon redemption and for disbursements to systematic withdrawal plan stockholders.

         5.       Compensation and Expenses.

                  A. In consideration for the services provided hereunder by Service Company as Transfer Agent and Dividend Disbursing Agent, the Company, on behalf of the Fund, will pay to Service Company from time to time compensation as agreed upon in writing by the parties for all services rendered as Agent, and also, all its reasonable out-of-pocket expenses and other disbursements incurred in connection with the agency, as described in Section 5.B below. Such compensation will be set forth in a separate schedule to be agreed to by the Company and Service Company. The initial agreement regarding compensation is attached as Exhibit A.

                  B. The Company, on behalf of the Fund, agrees to promptly reimburse Service Company for all reasonable out-of-pocket expenses or advances incurred by Service Company in connection with the performance of services under this Agreement including, but not limited to, postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or stockholders, microfilm used each year to record the previous year's transactions in stockholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Service Company may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of out-of-pocket expenses reimbursable hereunder.

         6.       Efficient Operation of Service Company System.

                  A. In connection with the performance of its services under this Agreement, Service Company is responsible for the accurate and efficient functioning of its system at all times, including without limitation:

                           (1) The accuracy of the entries in Service Company's records reflecting purchase and redemption orders and other instructions received by Service Company from dealers, stockholders, the Company or its principal underwriter.

                           (2) The timely availability and the accuracy of stockholder lists, stockholder account verifications, confirmations and other stockholder account information to be produced from Service Company's records or data.

                           (3) The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Company.

                           (4) The accuracy of redemption transactions and payments in accordance with redemption instructions received from dealers, stockholders or the Company or other authorized persons.

                           (5)      The deposit daily in the Company's
                                    appropriate special bank account for the Fund of all checks and payments received from dealers or stockholders for investment in shares.

                           (6)      The requiring of proper forms of
                                    instructions, signatures and signature
                                    guarantees and any necessary documents
                                    supporting the rightfulness of transfers, redemptions and other stockholder account transactions, all in conformance with Service Company's present procedures with such changes as may be deemed reasonably appropriate by Service Company or as may be reasonably approved by or on behalf of the Company.

                           (7) The maintenance of a current duplicate set of the Fund's essential or required records, as agreed upon from time to time by the Company and Service Company, at a secure distant location, in form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

         7.       Indemnification.

                  A. The Company, on behalf of the Fund, shall indemnify and hold Service Company harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or omission by Service Company pursuant to this Agreement or in connection with the agency relationship created by this Agreement, provided that Service Company has acted in good faith, without negligence and without willful misconduct.

                  B. Service Company shall indemnify and hold the Company harmless from and against any and all claims, actions, suits, losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or omission by Service Company pursuant to this Agreement or in connection with the agency relationship created by this Agreement, provided that Service Company has not acted in good faith, without negligence and without willful misconduct.

                  C. In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which either party (the "Indemnifying Party") may be required to provide indemnification hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the Indemnifying Party of such assertion, and shall keep such party advised with respect to all developments concerning such claim. The Indemnifying Party shall be entitled to assume control of the defense and the negotiations, if any, regarding settlement of the claim. If the Indemnifying Party assumes control, the Indemnitee shall have the option to participate in the defense and negotiations of such claim at its own expense. The Indemnitee shall in no event confess, admit to, compromise, or settle any claim for which the Indemnifying Party may be required to indemnify it except with the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

         8.       Certain Covenants of Service Company and the Company.

                  A. All requisite steps will be taken by the Company, on behalf of the Fund, from time to time when and as necessary to register the Fund's shares for sale in all states in which the Fund's shares shall at the time be offered for sale and require registration. If at any time Company receives notice of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund's shares, or of any stop order or other proceeding under the Federal securities laws affecting the sale of the Fund's shares, the Company will give prompt notice thereof to Service Company.

                  B. Service Company hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of share certificates, check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices. Further, Service Company agrees to carry insurance, as specified in Exhibit B hereto, with insurers reasonably acceptable to the Company and in minimum amounts that are reasonably acceptable to the Company, which will not be changed without the consent of the Company, which consent shall not be unreasonably withheld, and which will be expanded in coverage or increased in amounts from time to time if and when reasonably requested by the Company. If Service Company determines that it is unable to obtain any such insurance upon commercially reasonable terms, it shall promptly so advise the Company in writing. In such event, the Company shall have the right to terminate this Agreement upon 30 days notice.

                  C. To the extent required by Section 31 of the Investment Company Act of 1940 and Rules thereunder, Service Company agrees that all records maintained by Service Company relating to the services to be performed by Service Company under this Agreement are the property of the Company and will be preserved, maintained and made available in accordance with such section and rules, and will be surrendered promptly to the Company on request.

                  D. Service Company agrees to furnish the Company semi-annual reports of the Fund's financial condition, consisting of a balance sheet, earnings statement and any other reasonably available financial information reasonably requested by the Company. The annual financial statements of the Fund will be certified by Service Company's certified public accountants.

                  E. Service Company represents and agrees that it will use all reasonable efforts to keep current on the trends of the investment company industry relating to stockholder services and will use all reasonable efforts to continue to modernize and improve its system without additional cost to the Company, on behalf of the Fund.

                  F. Service Company will permit the Company and its authorized representatives to make periodic inspections of its operations at reasonable times during business hours.

                  G. If Service Company is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, accidents, acts of God, equipment, utility or transmission failure or damage, and/or any other cause or casualty beyond the reasonable control of Service Company, whether similar to the foregoing matters or not, then upon written notice to the Company, the requirements of this Agreement that are affected by such disability, to the extent so affected, shall be suspended during the period of such disability; provided, however, that Service Company shall make reasonable effort to remove such disability as soon as possible. During such period, the Company may seek alternate sources of service without liability hereunder; and Service Company will use all reasonable efforts to assist the Company to obtain alternate sources of service. Service Company shall have no liability to the Company for nonperformance because of the reasons set forth in this Section 8.G; but if a disability that, in the Company's reasonable belief, materially affects Service Company's ability to perform its obligations under this Agreement continues for a period of 30 days, then the Company shall have the right to terminate this Agreement upon 10 days written notice to Service Company.

         9.       Adjustment.

                  In case of any recapitalization, readjustment or other change in the structure of the Fund requiring a change in the form of share certificates, Service Company will issue or register certificates in the new form in exchange for, or in transfer of, the outstanding certificates in the old form, upon receiving the following:

                  A.       Written instructions from an officer of the Company.

                  B. Certified copy of any amendment to the Charter or other document effecting the change.

                  C. Certified copy of any order or consent of each governmental or regulatory authority required by law for the issuance of the shares in the new form, and an opinion of counsel that no order or consent of any other government or regulatory authority is required.

                  D. Specimens of the new certificates in the form approved by the Board of Directors of the Company, with a certificate of the Secretary of the Company as to such approval.

                  E.       Opinion of counsel for the Company:

                           (1) With respect to the status of the shares of the Fund in the new form under the Securities Act of 1933, and any other applicable federal or state laws.

                           (2) To the effect that the issued shares of the Fund in the new form are, and all unissued shares of the Fund will be when issued, validly issued, fully paid and non-assessable.

         10.      Share Certificates.

                  The Company, on behalf of the Fund will furnish Service Company with a sufficient supply of blank share certificates and from time to time will renew such supply upon the request of Service Company. Such certificates will be signed manually or by facsimile signatures of the officers of the Company authorized by law and the Company's Bylaws to sign share certificates and, if required, will bear the trust seal or facsimile thereof.

         11.      Death, Resignation or Removal of Signing Officer.

                  The Company will file promptly with Service Company written notice of any change in the officers authorized to sign share certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer, all as certified by an appropriate officer of the Company. In case any officer of the Company who will have signed manually or whose facsimile signature will have been affixed to blank share certificates will die, resign, or be removed prior to the issuance of such certificates, Service Company may issue or register such share certificates as the share certificates of the Fund notwithstanding such death, resignation, or removal, until specifically directed to the contrary by the Company in writing. In the absence of such direction, the Company will file promptly with Service Company such approval, adoption, or ratification as may be required by law.

         12.      Future Amendments of Charter and Bylaws.

                  The Company will promptly file with Service Company copies of all material amendments to its Charter and Bylaws and Registration Statement made after the date of this Agreement.

         13.      Instructions, Opinion of Counsel and Signatures.

                  At any time Service Company may apply to any officer of the Company for instructions, and may consult with legal counsel for the Company at the expense of the Company, or with its own legal counsel at its own expense, with respect to any matter arising in connection with the agency; and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. Service Company is authorized to act on the orders, directions or instructions of such persons as the Board of Directors of the Company shall from time to time designate by resolution. Service Company will be protected in acting upon any paper or document, including any orders, directions or instructions, reasonably believed by it to be genuine and to have been signed by the proper person or persons; and Service Company will not be held to have notice of any change of authority of any person so authorized by the Company until receipt of written notice thereof from the Company. Service Company will also be protected in recognizing share certificates that it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Company, and the proper countersignature of any former Transfer Agent or Registrar, or of a Co-Transfer Agent or Co-Registrar.

         14.      Papers Subject to Approval of Counsel.

                  The acceptance by Service Company of its appointment as Transfer Agent and Dividend Disbursing Agent, and all documents filed in connection with such appointment and thereafter in connection with the agencies, will be subject to the approval of legal counsel for Service Company, which approval will not be unreasonably withheld.

         15.      Certification of Documents.

                  The required copy of the Charter of the Company and copies of all amendments thereto will be certified by the appropriate official of the State of Maryland; and if such Charter and amendments are required by law to be also filed with a county, city or other officer or official body, a certificate of such filing will appear on the certified copy submitted to Service Company. A copy of the order or consent of each governmental or regulatory authority required by law for the issuance of the Fund shares will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto and copies of resolutions of the Board of Directors of the Company will be certified by the Secretary or an Assistant Secretary of the Fund.

         16.      Records.

                  Service Company will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to sub-paragraph (2)(iv) of paragraph (b) of Rule 31a-1 under the Investment Company Act of 1940, if any.

         17.      Disposition of Books, Records and Canceled Certificates.

                  Service Company will send periodically to the Company, or to where designated by the Secretary or an Assistant Secretary of the Company, all books, documents, and all records no longer deemed needed for current purposes and share certificates which have been canceled in transfer or in exchange, upon the understanding that such books, documents, records, and share certificates will not be destroyed by the Company without the consent of Service Company (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

         18.      Provisions Relating to Service Company as Transfer Agent.

                  A. Service Company will make original issues of share certificates upon written request of an officer of the Company and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, an opinion of counsel as outlined in Section 1.G or 9.E of this Agreement, the certificates required by Section 10 of this Agreement and any other documents required by
                           Section 1 or 9 of this Agreement.

                  B. Before making any original issue of certificates, the Company, on behalf of the Fund, will furnish Service Company with sufficient funds to pay any taxes required on the original issue of the shares. Company will furnish Service Company such evidence as may be required by Service Company to show the actual value of the shares. If no taxes are payable, Service Company will upon request be furnished with an opinion of outside counsel to that effect.

                  C. Shares will be transferred and new certificates issued in transfer, or shares accepted for redemption and funds remitted therefor, upon surrender of the old certificates in form deemed by Service Company properly endorsed for transfer or redemption accompanied by such documents as Service Company may deem necessary to evidence the authority of the person making the transfer or redemption, and bearing satisfactory evidence of the payment of any applicable share transfer taxes. Service Company reserves the right to refuse to transfer or redeem shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guarantee of signature by such persons as may from time to time be specified in the prospectus related to such shares or otherwise authorized by the Company. Service Company also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper, unauthorized, or otherwise not rightful. Service Company may, in effecting transfers or redemptions, rely upon Simplification Acts or other statutes which protect it and the Company in not requiring complete fiduciary documentation.

                  D. When mail is used for delivery of share certificates, Service Company will forward share certificates in "nonnegotiable" form as provided by the Company, on behalf of the Fund, by first class mail, all such mail deliveries to be covered while in transit to the addressee by insurance arranged for by Service Company.

                  E. Service Company will issue and mail subscription warrants and certificates provided by Company, on behalf of the Fund, and representing share dividends, exchanges or split-ups, or act as Conversion Agent upon receiving written instructions from any officer of the Company and such other documents as Service Company deems necessary.

                  F. Service Company will issue, transfer, and split-up certificates upon receiving written instructions from an officer of the Company and such other documents as Service Company may deem necessary.

                  G. Service Company may issue new certificates in place of certificates represented to have been lost, destroyed, stolen or otherwise wrongfully taken, upon receiving indemnity satisfactory to Service Company, and may issue new certificates in exchange for, and upon surrender of, mutilated certificates. Any such issuance shall be in accordance with the provisions of law governing such matter and any procedures adopted by the Board of Directors of the Company of which Service Company has notice.

                  H. Service Company will supply a stockholder's list of the Fund to the Company properly certified by an officer of Service Company for any stockholder meeting upon receiving a request from an officer of the Company. It will also supply lists at such other times as may be reasonably requested by an officer of the Company.

                  I. Upon receipt of written instructions of an officer of the Company, Service Company will address and mail notices to stockholders of the Fund.

                  J. In case of any request or demand for the inspection of the share books of the Company related to the Fund or any other books of Company related to the Fund in the possession of Service Company, Service Company will endeavor to notify the Company and to secure instructions as to permitting or refusing such inspection. Service Company reserves the right, however, to exhibit the share books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the share books or other books to such person.

         19.      Provisions Relating to Dividend Disbursing Agency.

                  A. Service Company will, at the expense of the Company, on behalf of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Company. Said checks must, however, be of a form and size convenient for use by Service Company.

                  B. If the Company wants to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished to Service Company within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Company, on behalf of the Fund.

                  C. If the Company wants the Fund's distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to Service Company but the size and form of said envelopes will be subject to the approval of Service Company. If stamped envelopes are used, they must be furnished by the Company, on behalf of the Fund; or, if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Company, on behalf of the Fund.

                  D. Service Company will maintain one or more deposit accounts as Agent for the Fund, into which the funds for payment of dividends, distributions, redemptions or other disbursements provided for hereunder will be deposited, and against which checks will be drawn.

         20.      Termination of Agreement.

                  A. This Agreement may be terminated by either party upon sixty (60) days prior written notice to the other party.

                  B. The Company, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:

                           (1) Any interruption or cessation of operations by Service Company or its assigns which materially interferes with the business operation of the Fund.

                           (2) The bankruptcy of Service Company or its assigns or the appointment of a receiver for Service Company or its assigns.

                           (3) Any merger, consolidation or sale of substantially all the assets of Service Company or its assigns.

                           (4) The acquisition of a controlling interest in Service Company or its assigns, by any broker, dealer, investment adviser or investment company except as may presently exist.

                           (5) Failure by Service Company or its assigns to perform its duties in accordance with this Agreement, which failure materially adversely affects the business operations of the Fund and which failure continues for thirty (30) days after written notice from the Company.

                           (6) The registration of Service Company or its assigns as a transfer agent under the Securities Exchange Act of 1934 is revoked, terminated or suspended for any reason.

                  C. In the event of termination, the Company, on behalf of the Fund, will promptly pay Service Company all amounts due to Service Company hereunder. Upon termination of this Agreement, Service Company shall deliver all stockholder and account records and other materials pertaining to the Fund either to the Company or as directed in writing by the Company.

         21.      Assignment.

                  A. Neither this Agreement nor any rights or obligations hereunder may be assigned by Service Company without the written consent of the Company; provided, however, no assignment will relieve Service Company of any of its obligations hereunder.

                  B. This Agreement including, without limitation, the provisions of Section 7 will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

                  C. Service Company is authorized by the Company to use the system services of DST Systems, Inc. and the system and other services, including data entry, of Administrative Management Group, Inc.

         22.      Confidentiality.

                  A. Except as provided in the last sentence of Section 18.J hereof, or as otherwise required by law, Service Company will keep confidential all records of and information in its possession relating to the Fund or its stockholders or stockholder accounts and will not disclose the same to any person except at the request or with the consent of the Company.

                  B. Except as otherwise required by law, the Company will keep confidential all financial statements and other financial records (other than statements and records relating solely to the Company's business dealings with Service Company) and all manuals, systems and other technical information and data, not publicly disclosed, relating to Service Company's operations and programs furnished to it by Service Company pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of Service Company. Notwithstanding anything to the contrary in this Section 22.B, if an attempt is made pursuant to subpoena or other legal process to require the Company, on behalf of the Fund, to disclose or produce any of the aforementioned manuals, systems or other technical information and data, the Company shall give Service Company prompt notice thereof prior to disclosure or production so that Service Company may, at its expense, resist such attempt.

         23.      Survival of Representations and Warranties.

                  All representations and warranties by either party herein contained will survive the execution and delivery of this Agreement.

         24.      Miscellaneous.

                  A. This Agreement is executed and delivered in the State of New York and shall be governed by the laws of said state.

                  B. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

                  C. The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

                  D. This Agreement shall become effective as of the date hereof.

                  E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  F. If any part, term or provision of this Agreement is held by the courts to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

                  G. With respect to any claim by Service Company for recovery of that portion of the compensation and expenses (or any other liability of the Company arising hereunder) allocated to a particular class of the Fund, whether in accordance with the express terms hereof or otherwise, Service Company shall have recourse solely against the assets of that class to satisfy such claim and shall have no recourse against the assets of any other series of the Company or class of the Fund for such purpose.

                  H. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officer as of the day and year first set forth above.


                                       SCUDDER GLOBAL FUND, INC.,
                                       on behalf of Global Discovery Fund



                                       By /s/Nicholas Bratt
                                          --------------------
                                       Title:  President

ATTEST:

/s/Caroline Pearson
-----------------------------
Title:  Assistant Secretary

                                       KEMPER SERVICE COMPANY



                                       By /s/Robert A. Rudell
                                          ----------------------
                                       Title:

ATTEST:

/s/Kathryn L. Quirk
-----------------------------
Title:

                                    EXHIBIT A

                    FEE SCHEDULE (MULTIPLE CLASSES OF SHARES)

TRANSFER AGENCY FUNCTION                                                FEE PAYABLE BY THE COMPANY, ON
                                                                                BEHALF OF THE FUND
                                                                 CLASS A and C                       CLASS B
1.        Annual open shareholder account fee (per year per
          account):

      a.  Non-daily dividend series.                             $6.00                               $6.00

      b.  CDSC account fee.                                      Not Applicable                      $2.25

      c.  Non-monetary transaction fee.                          $2.00                               $2.00

2.        Annual closed shareholder account fee (per year per    $6.00                               $6.00
          account).

3.        Establishment of new shareholder account (per new      $4.00                               $4.00
          account).*

4.        Transaction Based Fees
          (per transaction):

      a.  Dividend transaction fee (per dividend per account).   $ .40                                $ .40

      b.  Automated transaction fee (per transaction).**         $ .50                                $ .50

      c.  Purchase or redemption of shares transaction fee.      $1.25                                $1.25

      d.  Audio Response fee.                                    $0.15                                $0.15

The out-of-pocket expenses of Service Company will be reimbursed by the Company, on behalf of the Fund, in accordance with the provisions of Section 5 of the Agency Agreement.

-----------------

* The new shareholder account fee is not applicable to Class A Share accounts established in connection with a conversion from Class B Shares.

** Automated transaction includes, without limitation, money market series purchases and redemptions, ACH purchases, systematic exchanges and conversions from Class B Shares to Class A Shares.

                                    EXHIBIT B

                               INSURANCE COVERAGE
DESCRIPTION OF POLICY:
     Brokers Blanket Bond, Standard Form 14
                  Covering losses caused by dishonesty of employees, physical loss of securities on or outside of premises while in possession of authorized person, loss caused by forgery or alteration of checks or similar instruments.
     Errors and Omissions Insurance
                  Covering replacement of destroyed records and computer errors and omissions.
     Special Forgery Bond
                  Covering losses through forgery or alteration of checks or drafts of customers processed by insured but drawn on or against them.
     Mail Insurance (applies to all full service operations)
                  Provides indemnity for the following types of securities lost in the mails:
                         Non-negotiable securities mailed to domestic locations via registered mail.
                         Non-negotiable securities mailed to domestic locations via first-class or certified mail. Non-negotiable securities mailed to foreign locations via registered mail.
                         Negotiable securities mailed to all locations via registered mail.